Exhibit 4.3

EXECUTION COPY

SHARE SALE AND PURCHASE AGREEMENT

Dated 22 February 2005

between

the Apollo Holders

and

the Bain Holders

and

Peder Smedvig Capital AS

and

MidOcean Capital Investors, LP

as the Sellers

and

Buhrmann N.V.

as the Purchaser

ALL THE ISSUED AND OUTSTANDING

PREFERENCE SHARES C

IN

BUHRMANN N.V.

CONTENTS

Clause

1.	Interpretation
2.	Sale and Purchase
3.	Conditions
4.	Completion
5.	Call Option
6.	Purchaser’s Warranties
7.	Sellers’ Warranties
8.	Covenants
9.	Supervisory Board Members
10.	Confidentiality
11.	Notices
12.	Further Assurances
13.	Assignments
14.	Payments
15.	General
16.	Whole Agreement
17.	No Rescission, No Annulment
18.	Several Liability
19.	Governing Law
20.	Arbitration
21.	Date

Schedule

1.	The Shareholdings
2.	Interest
3.	Purchaser’s Warranties
4.	Sellers’ Warranties
5.	Shareholders’ Meeting Items
6.	Agenda
7.	Deed of Transfer
8.	Call Option Terms and Conditions
9.	Form of Call Option Exercise Notice
10.	Form of Conditional Resignation
11.	Draft Articles of Association

THIS SHARE SALE AND PURCHASE AGREEMENT is made on 22 February 2005 AMONG:

(1)                                  BUHRMANN N.V., a public limited liability company with its registered seat in Maastricht and its office address at Hoogoorddreef 62 Amsterdam Zuid-Oost the Netherlands, organised under the laws of the Netherlands (the “Purchaser”);

and

(2)                                  APOLLO INVESTMENT FUND IV, L.P., a limited partnership organised under the laws of the State of Delaware, USA;

(3)                                  APOLLO OVERSEAS PARTNERS IV, L.P., a limited partnership organised under the laws of the Cayman Islands;

(4)                                  AP OFFICE LLC, a limited liability company organised under the laws of the State of Delaware, USA;

and

(5)                                  BAIN CAPITAL FUND VI, L.P., a limited partnership organised under the laws of the State of Delaware, USA;

(6)                                  BCIP ASSOCIATES II, a partnership organised under the laws of the State of Delaware, USA;

(7)                                  BCIP ASSOCIATES II-C, a partnership organised under the laws of the State of Delaware, USA;

(8)                                  BCIP TRUST ASSOCIATES II, a partnership organised under the laws of the State of Delaware, USA;

(9)                                  BCIP TRUST ASSOCIATES II-B, a partnership organised under the laws of the State of Delaware, USA;

(10)                            BAIN CAPITAL VI COINVESTMENT FUND, LP, a limited partnership organised under the laws of the State of Delaware, USA;

(11)                            BCIP ASSOCIATES II-B, a partnership organised under the laws of the State of Delaware, USA;

(12)                            PEP INVESTMENTS PTY LIMITED, a company organised under the laws of Australia;

(13)                            PEDER SMEDVIG CAPITAL AS, a company organised under the laws of Norway; and

(14)                            MIDOCEAN CAPITAL INVESTORS, LP, a limited partnership organised under the laws of the State of Delaware, USA.

the parties (2) through (4) collectively hereinafter referred to as the “Apollo Holders”; the parties (5) through (12) collectively hereinafter referred to as the “Bain Holders”; and

the Apollo Holders, the Bain Holders, Peder Smedvig Capital AS and MidOcean Capital Investors, LP hereinafter collectively referred to as the “Sellers” and each of them as a “Seller”.

BACKGROUND:

(A)                              The Sellers are the owners of an aggregate of 43,628 preference shares C, which constitute all of the preference shares C in the issued share capital of the Purchaser, with each Seller holding the amounts set forth opposite its name in Column B of Schedule 1 “The Shareholdings”.

(B)                                The Apollo Holders and the Bain Holders as owners of the preference shares C have certain rights in connection therewith, including, among other things, registration rights, the right to nominate up to two members of the supervisory board of the Purchaser, and the right to approve certain transactions that may be made by the Purchaser, including certain acquisitions and sales of its assets or subsidiaries.

(C)                                The Sellers wish to sell their preference shares C in the share capital of the Purchaser free of any Encumbrance on the terms set out in this Agreement.

(D)                               The Purchaser wishes to purchase all preference shares C owned by the Sellers subject to the successful issue of and full subscription to new (to be issued) ordinary shares in the share capital of the Purchaser and/or bonds to be issued by the Purchaser or any of the Purchaser’s Affiliates. The Purchaser intends to finance the purchase of the preference shares C with, amongst other things, the proceeds of the issuance of these securities.

(E)                                 The supervisory board of the Purchaser has approved the entering into of this Agreement by the Purchaser.

(F)                                 The management board of the Purchaser has approved the entering into of this Agreement by the Purchaser, subject to any necessary authorisation by the shareholders meeting of the Purchaser for the purchase of the preference shares C, the issuance of the Option Shares (as defined below) to the Sellers in the event the Call Option (as defined below) is exercised, and the securities issue of ordinary shares by the Purchaser in order to finance the purchase of the preference shares C.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                                 In this Agreement:

“Affiliate” means, in relation to any person, any subsidiary or direct or indirect holding company of that person and any other subsidiary of that holding company;

“Agreement” means this Share Sale and Purchase Agreement among Purchaser, the Apollo Holders, the Bain Holders, Peder Smedvig Capital AS and MidOcean Capital Investors, LP, and the Schedules hereto, including the final form of such schedules as executed and delivered pursuant to the terms hereof;

“Bid” has the meaning ascribed thereto in Clause 5.1;

“Bidder” has the meaning ascribed thereto in Clause 5.2;

“Bid Price” has the meaning ascribed thereto in Clause 5.2;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are generally open in the Netherlands and New York City for normal business;

“Call Option Exercise Notice” means a notice as referred to in Clause 5.3;

“Call Option” means the option granted by the Purchaser to the Seller under Clause 2.4;

“Cash Purchase Price” means the total amount of cash payable in respect of the Shares under Clause 2.3;

“Completion” means completion of the sale and purchase of the Shares in accordance with this Agreement;

“Completion Date” means the date on which Completion takes place pursuant to Clause 4.1 of this Agreement;

“Conditions” means the conditions (opschortende voorwaarden) to Completion of the sale and purchase of the Shares set out in Clause 3.1 hereof;

“Consideration” means the total consideration due by the Purchaser to the Sellers under Clauses 2.3 and 2.4 hereof for the purchase by the Purchaser of the Shares;

“Deed of Transfer” means the notarial deeds to be executed by each of the Sellers, the Purchaser and the Notary in the form set out in Schedule 7 “Deed of Transfer”;

“Encumbrance” means any claim, debenture, mortgage, pledge, charge, lien, deposit or assignment by way of security, bill of sale, option or right of pre-emption, entitlement to beneficial ownership (including usufruct and similar entitlements), any provisional or executional attachment and any other interest or right held by a third party;

“Exercise Price” means EUR 10 per Option Share, as adjusted pursuant to the Schedule 8 ”Call Option Terms and Conditions”;

“Notary” means a civil law notary (notaris) of Allen & Overy LLP Amsterdam;

“Option Shares” means 36,500,000 ordinary shares in the capital of the Purchaser to be issued to the Sellers upon the exercise of the Call Options, as adjusted pursuant to Schedule 8 ”Call Option Terms and Conditions” or as the context may require, such actual number of ordinary shares as may be required to be delivered pursuant to Clause 2 of Schedule 8 ”Call Option Terms and Conditions”;

“Purchaser” means Buhrmann N.V.;

“Purchaser’s Group” means the Purchaser, its holding company (if any) and any subsidiary of the Purchaser or such holding company (if any);

“Purchaser’s Lawyers” means Allen & Overy LLP at Apollolaan 15, 1077 AB  Amsterdam, The Netherlands;

“Purchaser’s Warranties” means the representations and warranties on the part of the Purchaser contained in Schedule 3 “Purchaser’s Warranties” and in the Deed of Transfer;

“Securities Issue” means (i) the issue of ordinary shares in the share capital of the Purchaser on the basis of a rights issue to be effected by the Purchaser; and/or (ii) the issue by the Purchaser or any of its subsidiaries of bonds; which securities (as referred to under (i) and/or (ii)) will be issued by the Purchaser or any of its subsidiaries with the aim to provide funding for the purchase of the Shares;

“Sellers” has the meaning set forth in the preamble;

“Sellers’ Lawyers” means Morgan, Lewis & Bockius, LLP at 300 S. Grand Avenue, Suite 2200, Los Angeles, California 90067, U.S.A. for the Apollo Holders and Kirkland & Ellis International LLP at Tower 42, 25 Old Broad Street, London EC2N 1HQ, United Kingdom for the Bain Holders;

“Sellers’ Warranties” means the representations and warranties made severally, and not jointly on the part of each of the Sellers contained in Schedule 4 “Sellers’ Warranties”;

“Shares” means 43,628 preference shares C with a par value of EUR 1.20 each in the capital of the Purchaser;

“Taxation” means all forms of taxation, duties, levies, imposts and social security charges, including, without limitation, corporate income tax, wage withholding tax, national social security contributions and employee social security contributions, value added tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, (municipal) real estate taxes, real estate transfer tax, other municipal taxes and duties, environmental taxes and duties, and any other type of taxes or duties in any relevant jurisdiction, together with any interest, penalties, surcharges or fines relating thereto, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction;

“Warranty Claim” means a claim by the Purchaser for any breach or alleged breach by any Seller of any of the Sellers’ Warranties, or a claim by any of the Sellers for any breach or alleged breach by Purchaser of any of the Purchaser’s Warranties.

1.2                                 Any express or implied reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

(i)                                     that enactment as amended or extended after the date of this Agreement;

(ii)                                  any enactment which that enactment re-enacts (with or without modification); and

(iii)                               any subordinate legislation (including regulations) made (before or after signature of this Agreement) under that enactment, as re-enacted, amended or extended as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above.

1.3                                 References to a “company” shall be construed so as to include any company, corporation or other body corporate or other legal entity, wherever and however incorporated or established.

1.4                                 For the purposes of this Agreement, a company is a “subsidiary” of another company, its “holding company”, if that other company:

(i)                                     holds a majority of the voting rights in it; or

(ii)                                  is a shareholder or member of it and has the right to appoint or remove a majority of its supervisory board (if any); or

(iii)                               is a shareholder or member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it,

or if it is a subsidiary of a company which is itself a subsidiary of that other company.

1.5                                 For the purposes of this Agreement, a company is a “wholly-owned subsidiary” of another company if it has no members or shareholders except that other and that other’s wholly-owned subsidiaries or persons acting on behalf of that other or its wholly-owned subsidiaries.

1.6                                 References to “management board” shall mean the executive board of the Purchaser as referred to in the English version of the articles of association of the Purchaser.

1.7                                 References to a “person” shall be construed so as to include any individual, firm, company, government, governmental authority, tax authority, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality).

1.8                                 References to words importing one gender will include both genders.

1.9                                 Where in this Agreement a Dutch term is given in italics or in italics and in brackets after an English term and there is any inconsistency between the Dutch and the English, the meaning of the Dutch term shall prevail.

1.10                           In this Agreement, unless the contrary intention appears, a reference to a Clause, subclause, exhibit or Schedule is a reference to a Clause, subclause, exhibit or Schedule of this Agreement.

1.11                           The headings in this Agreement do not affect its interpretation.

2.                                      SALE AND PURCHASE

2.1                                 By this Agreement each of the Sellers sells and the Purchaser purchases on the terms and conditions set out herein, and subject to satisfaction of the Conditions and upon Completion, those of the Shares set opposite such Seller’s name in Schedule 1 “The Shareholdings”.

2.2                                 On Completion, the Shares, together with all rights attaching to them, shall be transferred (geleverd) free of all Encumbrances.

2.3                                 As part of the Consideration, on Completion the Purchaser shall pay in cash to each of the Sellers an amount equal to approximately US $ 11,918.95 per share of preference shares C sold by such Seller for an aggregate Cash Purchase Price of US $ 520,000,000 (five hundred and twenty million US dollars), which amount is to be increased with a late interest payment in accordance with Schedule 2 “Interest” dependent on the date of Completion and which amount includes payment for any and all rights attached to the preference shares C sold by such Seller up to the Completion Date (inclusive). Each of the Sellers shall be paid the amount of the Cash Purchase Price set forth opposite its name in column (C) of Schedule 1 “The Shareholdings”, together with interest accrued thereon, if any.

2.4                                 As part of the Consideration, the Purchaser hereby grants to each of the Sellers an option (each a “Call Option”) on the terms and conditions set forth in Clause 5 and on Schedule 8 “Call Option Terms and Conditions” to purchase those of the Option Shares set out against its name in column (D) of Schedule 1 “The Shareholdings”, which option can only be exercised in accordance with Clause 5 and Schedule 8 “Call Option Terms and Conditions”.

2.5                                 The Sellers and the Purchaser hereby acknowledge that any agreement between the Sellers and the Purchaser will be terminated upon the Completion Date and subsequently, other than arising from this Agreement there will be no obligation upon any of the Sellers and the Purchaser vis-à-vis each other.

3.                                      CONDITIONS

3.1                                 Completion of the sale and purchase of the Shares and the granting of the Call Options is conditional on:

(i)                                     the authorisation of the management board of the Purchaser by its shareholders meeting for the ordinary shares included in the Securities Issue;

(ii)                                  the authorisation of the management board of the Purchaser by its shareholders meeting for the purchase of the Shares as required under art. 2: 98 of the Dutch Civil Code;

(iii)                               the authorisation of the management board of the Purchaser by its shareholders meeting for the issue of the Option Shares, should the Call Option be exercised;

(iv)                              the obtaining of adequate financing for the purchase of the Shares in a form and an amount satisfactory to the Purchaser and such financing continuing to be available up to Completion;

(v)                                 the delivery (levering) of all Shares to the Purchaser through the execution at Completion by each Seller of its respective Deed of Transfer pursuant to this Agreement;

(vi)                              the delivery at Completion to the Notary of the Cash Purchase Price, together with any late payment interest accrued thereon in accordance with Schedule 2 “Interest”, if any;

(vii)                           the approval from the agent security trustee under the EUR 730,000,000 senior facilities agreement dated 23 December 2003, as amended;

(viii)                        by the time that all the Conditions under (i) through (iv) (inclusive), (vi) and (vii) are satisfied or waived, no event having occurred, which has, or would be likely to have after Completion, a material adverse effect on the financial condition or business of the Purchaser (as presently carried on);

(ix)                                none of the following events taking place by the time that all the Conditions under (i) through (vii) (inclusive) are satisfied or waived:

(A)                              a material breach of the Sellers’ Warranties coming to the notice of the Purchaser which breach is not remedied or waived as of the Completion Date; and

(B)                                a Seller being in material breach of any obligation on its part under this Agreement which, if that breach is capable of remedy, is not remedied to the Purchaser’s satisfaction within 5 Business Days of the Purchaser notifying that Seller that such breach must be remedied; and

(C)                                any court or competent authority having prohibited or suspended the consummation by the Purchaser of the transactions contemplated by this Agreement.

(x)                                   none of the following events taking place by the time that all the above Conditions under (i) through (vii) (inclusive) are satisfied or waived:

(A)                              a material breach of the Purchaser’s Warranties coming to the notice of the Seller which breach is not remedied or waived as of the Completion Date; and

(B)                                the Purchaser being in material breach of any obligation on its part under this Agreement which, if that breach is capable of remedy, is not remedied to the Sellers’ satisfaction within 5 Business Days of the Sellers notifying that Purchaser that such breach must be remedied; and

(C)                                any court or competent authority having prohibited or suspended the consummation by the Sellers of the transactions contemplated by this Agreement.

3.2                                 Conditions 3.1(i), 3.1(ii), 3.1(iii), 3.1(iv), 3.1(v), 3.1(vii), 3.1(viii) and 3.1(ix) are for the benefit of the Purchaser and (except for Conditions 3.1(ii) and 3.1(iii)) may be waived (either in whole or in part) by the Purchaser at any time by notice to the Sellers.

3.3                                 Conditions 3.1(vi) and 3.1(x) are for the benefit of the Sellers and may be waived (either in whole or in part) by the Apollo Holders and the Bain Holders acting jointly at any time by notice to the Purchaser.

3.4                                 Each of the parties shall use reasonable endeavours to procure that the Conditions are satisfied on or before 8 April 2005. If the Conditions are not fulfilled or waived on or before that date:

(i)                                     except for this subclause, the Clauses headed “Confidentiality”, “Notices”, “Further Assurances”, “Assignments”, “Payments”, “General”, “Whole Agreement”, “Governing Law”, “Arbitration” and “Date”, together with the provisions of the Clause headed “Interpretation”, all the other Clauses of this Agreement shall lapse (vervallen) and cease to have effect; but

(ii)                                  the lapsing (vervallen) of those provisions shall not affect any rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse (vervallen).

3.5                                 Notwithstanding anything to the contrary in Clause 3.4 of this Agreement, the parties may agree that this Agreement shall be extended on such terms and conditions and to the extent the parties mutually agree, and may therefore be extended beyond 8 April, 2005.

3.6                                 If any of the Conditions 3.1(i), 3.1(ii), 3.1(iii), 3.1(iv), 3.1(vii) and 3.1(viii) is not satisfied or is not waived in accordance with Clause 3.2 and this Agreement lapses in accordance with Clause 3.4, no party to this Agreement shall be liable for any other party’s costs charges and expenses incurred by them in connection with the negotiation, preparation and termination of this Agreement or for any damages resulting from the Completion not occurring.

3.7                                 If all Conditions have been satisfied except for the Condition 3.1(v) and none of the Conditions 3.1(ix) and 3.1(x) has been lawfully invoked by the party entitled thereto, and this Agreement lapses in accordance with Clause 3.4, the Seller who has not delivered its Shares at Completion shall be liable vis-à-vis the Purchaser for all damages, liabilities, losses and costs of the Purchaser incurred as a result thereof to be determined in accordance with articles 6: 95 and 96 Dutch Civil Code. Damages based on lost profits resulting from missed opportunities by the Purchaser will not be taken into account when determining such damages, liabilities, losses and costs of the Purchaser.

3.8                                 If all Conditions have been satisfied except for the Condition 3.1(vi) and none of the Conditions 3.1(ix) and 3.1(x) has been lawfully invoked by the party entitled thereto, and this Agreement lapses in accordance with Clause 3.4, the Purchaser shall be liable vis-à-vis the Sellers for all damages, liabilities, losses and costs of the Sellers incurred as a result thereof to be determined in accordance with articles 6: 95 and 96 Dutch Civil Code.  Damages based on lost profits resulting from missed opportunities by a Seller will not be taken into account when determining such damages, liabilities, losses and costs of the Seller.

4.                                      COMPLETION

4.1                                 Completion shall take place at the offices of the Purchaser’s Lawyers at 11.00 a.m. on the 2nd Business Day after the date on which all the Conditions are satisfied or, where permitted, waived or at such other time and on such other date as the Sellers and the Purchaser may agree.

4.2                                 On the Completion Date, the Purchaser will pay the Cash Purchase Price together with any late payment interest accrued thereon in accordance with Schedule 2 “Interest” by wire transfer into the Notary’s account in accordance with Clause 14 “Payments”.

4.3                                 On the Completion Date, after confirmation by the Notary that the Cash Purchase Price has been received in the Notary’s account, the Purchaser, each of the Sellers and the Notary shall execute a Deed of Transfer and the Purchaser shall acknowledge the transfer of the Shares by signing the Deed of Transfer. Immediately thereafter, on the Completion Date, the Notary will pay to each of the Sellers, by wire transfer of immediately available funds, the amount of the Cash Purchase Price set forth opposite such Sellers’ name on Schedule 1 “The Shareholdings”, plus any interest accrued thereon, in accordance with this Agreement, and the instruction letter to be signed by the Sellers, the Purchaser and the Notary on the Completion Date in the form attached hereto as part of Schedule 7 “Deed of Transfer”.

4.4                                 The Notary is a civil law notary with the Purchaser’s Lawyers. Each of the Sellers and the Purchaser acknowledges that it is aware of the provisions of the Ordinance containing Rules of Professional Conduct and Ethics (“Verordening beroeps- en gedragsregels”) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie). Each Seller as well as the Purchaser acknowledges and agrees that the Purchaser’s Lawyers may advise and act on behalf of the Purchaser with respect to this Agreement and any agreements and/or any disputes related to or resulting from this Agreement.

5.                                      CALL OPTION

5.1                                 Subject to subclauses 5.2 through 5.7 (inclusive) and the terms and conditions of Schedule 8 “Call Option Terms and Conditions”, each of the Sellers may only exercise its Call Option if Completion has occurred and if on or before 30 December 2005

(i)                                     either

(A)                              the Purchaser has together with a third party made a joint public announcement; or

(B)                                the Purchaser and a third party each have made a public announcement in any event (both event A and event B) each stating that they expect to reach an agreement on a friendly bid, containing price and standard conditions as required under section art. 9b section 2 sub (a) of the Dutch Decree on the Supervision of the Securities Trade 1995, as amended (Besluit toezicht effectenverkeer 1995); and/or

(ii)                                  the Purchaser enters into a non-binding letter of intent or a binding agreement with a third party,

either (event (i) and event (ii)), in relation to a public bid on all outstanding shares in the capital of the Purchaser (as may be modified from time to time as contemplated below in Clause 5.2 but in any event not affecting its friendly nature, a “Bid”).

5.2                                 Each Seller’s Call Option is further issued with and is subject to the terms and conditions set forth on Schedule 8 “Call Option Terms and Conditions.” Each Seller’s Call Option can only be exercised if (a) a Bid has been made - through the publication of an offer memorandum as referred to in art. 9g section 3 of the Dutch Decree on the Supervision of the Securities Trade 1995, as amended (Besluit toezicht effectenverkeer 1995) - by a third party (whether or not the same third party as referred to under Clause 5.1(i) or 5.1(ii)) (the “Bidder”), (b) the Exercise Price is less than the bid price offered by the successful Bidder (the “Bid Price”) as of the date the Bid is declared unconditional, (c) the exercise is made before the end of the relevant offer period as indicated in the abovementioned offer memorandum, (d) the Bid is declared unconditional before the date referred to in Clause 5.3, and (e) such exercise will be conditional upon such Bid being declared unconditional. If the successful Bid has the form of a(n) (partial) exchange bid, the share price of the shares offered under such Bid on the last stock exchange day (at the close of business) before the first public announcement as to such Bid indicating the exchange ratio has been made, will be decisive to ascertain whether the Bid Price is in excess of the Exercise Price.

5.3                                 The Call Option can only be exercised by serving a call option exercise notice substantially in the form of the draft set out in Schedule 9 (“Form of Call Option Exercise Notice”) on the Purchaser. The Call Options can only be exercised and such Call Option Exercise Notices may only be served during the period beginning on the Completion Date and ending on or before 30 December 2006 (inclusive).

5.4                                 If a Seller’s Call Option is not duly exercised within the period specified in Clause 5.2 and 5.3, or not in accordance with Schedule 8 “Call Option Terms and Conditions”, such Call Option shall lapse and such Seller will in no event be entitled to such Seller’s Option Shares or the Bid Price for the Option Shares under the Bid.

5.5                                 The Call Options can be assigned only:

(i)                                     with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed in case of an assignment by a Seller to one or more of such Seller’s Affiliates provided that

(i)                                     such Affiliate is controlled by or is under common control with such Seller and

(ii)                                  such Affiliate undertakes vis-à-vis the Purchaser to be bound by the terms of this Agreement, and

(iii)                               it being acknowledged that such assignment shall not release the assigning Seller of any of its obligations under this Agreement;

or

(ii)                                  once a Bid has been made, to a financial party which has undertaken vis-à-vis the Purchaser to exercise such Call Option(s) in accordance with this Agreement and to tender the Option Shares under the Bid.

The Call Options cannot in any way be encumbered, as security or whatsoever.

5.6                                 Exercise of the Call Option shall be in accordance with this Agreement and the terms and conditions of the Call Options as set forth on Schedule 8 “Call Option Terms and Conditions”. Each of the Sellers hereby gives an irrevocable power of attorney to the Purchaser to tender its Option Shares under the Bid on its behalf if such Seller receives Option Shares as a result of its election to exercise its Call Option.

5.7                                 Purchaser undertakes not to purposefully do anything with an aim to frustrate the Sellers’ rights with respect to and under the Call Options and to the Option Shares. In the event Purchaser fails to perform its obligations in connection with the Call Options, then the Purchaser will pay to the Sellers all consideration the Sellers would have received upon tendering the Option Shares into the Bid, net of any withholding, as well as the actual out-of-pocket costs incurred by the Sellers in enforcing their rights under this Clause 5, including the Sellers’ reasonable costs in instructing and retaining professional advisors.

6.                                      PURCHASER’S WARRANTIES

6.1                                 The Purchaser represents and warrants to the Sellers that each of the statements set out in the Schedule 3 “Purchaser’s Warranties” is, and will at Completion be, true and accurate.

6.2                                 Each of the Purchaser’s Warranties set out in the several paragraphs of Schedule 3 “Purchaser’s Warranties” is separate and independent and, except as expressly provided to the contrary in this Agreement, is not limited;

(i)                                     by reference to any other paragraph of Schedule 3 “Purchaser’s Warranties”; or

(ii)                                  by anything in this Agreement.

6.3                                 Purchaser acknowledges that the Purchaser’s Warranties are material and the accuracy of the Purchaser’s Warranties is essential to each Seller’s decision to enter into and sell the Shares as set out in this Agreement. The Purchaser’s Warranties allocate between the Sellers and the Purchaser the risk and costs relating to any facts or circumstances which may cause any of the Purchaser’s Warranties to be untrue or inaccurate.

6.4                                 None of the Purchaser’s Warranties shall, and the Sellers’ ability to claim for breach of such Purchaser’s Warranty shall not, be treated as waived, qualified or otherwise affected by any actual knowledge or any knowledge imputed to the Sellers, including any knowledge resulting from any due diligence investigation carried out by or on behalf of the Sellers.

6.5                                 Purchaser will pay to the Sellers all damages, liabilities, losses and reasonable costs of the Sellers incurred as a result of the breach of a Purchaser’s Warranty to be determined in accordance with articles 6: 95 and 96 Dutch Civil Code. Damages based on lost profits resulting from missed opportunities by a Seller will not be taken into account when determining such damages, liabilities, losses and costs of the Seller.

6.6                                 For the avoidance of doubt, any amounts payable by Purchaser under Clause 6.5 for breach of a Purchaser’s Warranty will include an amount for all reasonable costs incurred by the Sellers in connection with the determination, prevention or limitation of any loss or damage resulting from or arising as a result of any breach of a Purchaser’s Warranty and, in particular but without limitation, will include all legal and other similar costs incurred in instructing and retaining professional advisers.

7.                                      SELLERS’ WARRANTIES

7.1                                 Each of the Sellers severally as to itself only, and not jointly, represents and warrants to the Purchaser as set forth in Schedule 4 “Sellers’ Warranties” is, and will at Completion be, true and accurate.

7.2                                 Each of the Sellers’ Warranties set out in the several paragraphs of the Schedule 4 “Sellers’ Warranties” is separate and independent and, except as expressly provided to the contrary in this Agreement, is not limited:

(i)                                     by reference to any other paragraph of the Schedule 4 “Sellers’ Warranties”; or

(ii)                                  by anything in this Agreement.

7.3                                 Each Seller acknowledges that the Sellers’ Warranties are material and the accuracy of the Sellers’ Warranties is essential to the Purchaser’s decision to enter into and pay the Cash Purchase Price set out in this Agreement. The Sellers’ Warranties allocate between the Sellers and the Purchaser the risk and costs relating to any facts or circumstances which may cause any of the Sellers’ Warranties to be untrue or inaccurate.

7.4                                 None of the Sellers’ Warranties shall, and the Purchaser’s ability to claim for breach of such Sellers’ Warranty shall not, be treated as waived, qualified or otherwise affected by any actual knowledge or any knowledge imputed to the Purchaser including any knowledge resulting from any due diligence investigation carried out by or on behalf of the Purchaser.

7.5                                 Each Seller will pay to the Purchaser all damages, liabilities, losses and reasonable costs of the Purchaser incurred as a result of the breach of a Sellers’ Warranty to be determined in accordance with articles 6: 95 and 96 Dutch Civil Code. Damages based on lost profits resulting from missed opportunities by the Purchaser will not be taken into account when determining such damages, liabilities, losses and costs of the Purchaser.

7.6                                 For the avoidance of doubt, any amounts payable by any Seller under Clause 7.5 for a breach of a Sellers’ Warranty made by such Seller will include an amount for all reasonable costs incurred by the Purchaser in connection with the determination, prevention or limitation of any loss or damage resulting from or arising as a result of any breach of a Sellers’ Warranty and, in particular but without limitation, will include all legal and other similar costs incurred in instructing and retaining professional advisers.

7.7                                 Any payment made by a Seller in respect of a breach of the Sellers’ Warranties by such Seller shall be deemed to be a reduction in the Consideration. For the avoidance of doubt, such payment shall not reduce the Cash Purchase Price to be paid to such Seller, or the Call Option or the Option Shares such Seller is entitled to receive under the terms of this Agreement, or the consideration such Seller would receive upon tendering its Option Shares into the Bid, if any.

8.                                      COVENANTS

8.1                                 Avoidance of change in warranted position

(i)                                     Pending Completion, and except with the written consent of Purchaser, none of the Sellers shall do or omit to do, or cause to be done or omitted to be done, any act or thing which would result (or be likely to result) in a breach of any of the Sellers’ Warranties.

(ii)                                  Pending Completion, and except with the written consent of the Sellers, Purchaser shall not do or omit to do, or cause to be done or omitted to be done, any act or thing which would result (or be likely to result) in a breach of any of the Purchaser’s Warranties or its covenants hereunder.

8.2                                 Notice of any change

(i)                                     Purchaser shall immediately notify each of the Sellers in writing of any matter or thing which arises or becomes known to it before Completion which:

(A)                              constitutes (or would after the lapse of time constitute) a breach of any of the Purchaser’s Warranties or the undertakings or other obligations on the part of Purchaser under this Agreement; or

(B)                                might otherwise have a material adverse effect on the financial condition or the business of the Purchaser (as presently carried on).

(ii)                                  Each Seller shall immediately notify Purchaser in writing of any matter or thing which arises or becomes known to it before Completion which constitutes (or would after the lapse of time constitute) a breach of such Sellers’ Warranties or the undertakings or other obligations on the part of any Seller under this Agreement.

8.3                                 The Purchaser shall up to 31 December 2005 promptly notify the Sellers by sending a notice in accordance with Clause 11, of any event referred to in Clause 5.1 and if any such event has occurred on or before 30 December 2005 shall up to 30 December 2006 promptly notify the Sellers by sending a notice in accordance with Clause 11 of the release of the offer document setting out the terms and conditions of the Bid.

8.4                                 The Sellers undertake to fulfil their respective obligations under the Dutch 1996 Act on Disclosure of Holdings in Listed Companies (Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996) to notify the Dutch Authority Financial Markets of their sale of Shares under this Agreement as soon as possible after Completion and of their Call Option, once it has become exercisable.

8.5                                 Purchaser undertakes to promptly call a meeting of its shareholders for the purpose of obtaining the shareholders resolutions on the items as listed in Schedule 5 “Shareholders Meeting Items” and to recommend that the shareholders authorise such actions, and to take all other actions necessary to satisfy the Conditions.

8.6                                 Each of the Sellers undertakes to vote in favour of the items 2 through 5 as listed in the agenda for the shareholders’ meeting which is scheduled to take place on 11 March 2005, which agenda is attached hereto as Schedule 6 “Agenda” and each of the Sellers undertakes not to vote in favour of any items that have not been put on the agenda of such shareholders’ meeting by the management board of the Purchaser or any related meeting of the holders of preference shares C, nor to propose to put items on the agenda for such shareholders’ meeting.

8.7                                 The Purchaser shall at all times until Completion keep each of the Sellers fully informed of all relevant information on the approvals and consents necessary for, and on the obtaining of, the financings for the purchase of the Shares.

8.8                                 Each of the Sellers undertakes as of the date of this Agreement until its Call Option expires under Clause 5.3, either alone or acting in concert with others, without the Purchaser’s prior written consent and other than exercising the Call Option or tendering the Option Shares under a Bid, not to:

(i)                                     except as may otherwise be contemplated by this Agreement, (announce an intention to) directly or indirectly, acquire or dispose of, agree or offer to acquire or to dispose of, or solicit, encourage or cause another person to acquire or offer to acquire, alone or with others, an interest in any securities (equity and debt) of the Purchaser or enter into an agreement or arrangement as a result of which it may acquire an interest in any securities of the Purchaser (equity and debt) or finance any such acquisition by another person; or

(ii)                                  knowingly act as an advisor or consultant to any person or legal entity in connection with such person or legal entity’s intentions, efforts or offers (either actual or potential) to acquire or dispose of any securities (equity or debt) of the Purchaser; or

(iii)                               make or in any way participate in, any solicitation of voting rights attaching to any securities (equity and debt) of the Purchaser or in any derivative products related to any such securities or interests in any of them, or seek to advise or to influence, alone or in concert, any person with respect to the voting on the shares of the Purchaser, except as provided in this Agreement; or

(iv)                              announce or make, or cause another person to announce or make, any sort of offer for any securities (equity or debt) of the Purchaser; or

(v)                                 enter into any agreement or arrangement or do or omit to do any act as a result of which it may become obliged to announce or to make any sort of offer for any securities (equity or debt) of the Purchaser; or

(vi)                              enter into any agreement or arrangement with any person relating to or connected with any of the foregoing.

9.                                      SUPERVISORY BOARD MEMBERS

9.1                                 Delivered herewith is the resignation in the form of Schedule 10 “Form of Conditional Resignation”, contingent and effective upon the Completion occurring, of Mr. J.J. Hannan from his position as a supervisory board member of the Purchaser as of Completion. Notwithstanding his resignation or the effectiveness thereof, Mr. J.J. Hannan shall retain all rights to indemnification by the Purchaser with respect to his service on the supervisory board to which he is or would otherwise be entitled under any existing arrangements with the Purchaser or under the current articles of association or applicable law.

9.2                                 Delivered herewith is the resignation in the form of Schedule 10 “Form of Conditional Resignation”, contingent and effective upon the Completion occurring, of Mr. S.W. Barnes from his position as a supervisory board member of the Purchaser as of Completion. Notwithstanding his resignation or the effectiveness thereof, Mr. S.W. Barnes shall retain all rights to indemnification by the Purchaser with respect to his service on the supervisory board to which he is or would otherwise be entitled under any existing arrangements with the Purchaser or under the current articles of association or applicable law.

9.3                                 Purchaser undertakes to ensure that Mr. J.J. Hannan and Mr. S.W. Barnes will as former supervisory board members remain insured in respect of the period that they have served on the supervisory board of the Purchaser under a directors and officers insurance policy for a period of three years after Completion, with coverage equivalent to the coverage maintained during the period that he was a member of the supervisory board. The Purchaser acknowledges that it has no claim of whatever nature outstanding against either Mr. J.J. Hannan or Mr. S.W. Barnes and undertakes to put as an item on the agenda of the April 2005 annual shareholders’ meeting the release of liability (déchargeverlening) for the supervision of the management of the Purchaser by Mr. J.J. Hannan or Mr. S.W. Barnes for the financial year 2004 and to put as an item on the agenda of the April 2006 annual shareholders’ meeting the release of liability (déchargeverlening) for the supervision of the management of the Purchaser by Mr. J.J. Hannan or Mr. S.W. Barnes for the financial year 2005 until Completion.

10.                               CONFIDENTIALITY

10.1                           Except as otherwise provided in this Clause 10, no party shall make or permit any person to make any announcement concerning the sale and purchase of the Shares as contemplated herein or any ancillary matter before Completion.

10.2                           Each Seller shall and shall procure that until two years after the date hereof:

(i)                                     it shall keep confidential all confidential information provided to it by or on behalf of the Purchaser which relates to any member of the Purchaser’s Group; and

(ii)                                  if after Completion such Seller holds confidential information relating to the Purchaser, it shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the Purchaser or destroy it, in each case without retaining copies.

10.3                           Nothing in this Clause prevents any announcement being made or any confidential information being disclosed:

(i)                                     with the written approval of the other parties, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(ii)                                  to the extent required by law or any competent regulatory body (including the United States Securities and Exchange Commission or any (foreign) securities exchange); or

(iii)                               to the extent necessary for a successful completion of the transactions contemplated by this Agreement (including the Securities Issue or the obtaining of financing for the purchase of the Shares) and the necessary actions to be taken and statements to be made for such successful completion (including disclosure in press releases, prospectus or shareholders circulars, statements to be made during any shareholders meeting of the Purchaser, any roadshow presentations or discussions with credit rating agencies etcetera).

11.                               NOTICES

11.1                           Any notice (including a Call Option Exercise Notice) or other formal communication given under this Agreement other than information given under Clause 8.7, must be in writing (which includes fax, and email if immediately confirmed by fax by such dispatching party) and may be delivered in person, or sent by overnight courier or fax to the party to be served at its address appearing in this Agreement as follows:

to any of the Apollo Holders at:

c/o Apollo Management IV, L.P.

Two Manhattenville Road

Purchase, New York 10577

Fax: + 1 914-694-8032

marked for the attention of: Mr. Anthony Tortorelli

Email: tortorelli@apollolp.com

with a copy to:

Morgan, Lewis & Bockius LLP

300 S. Grand Avenue, Suite 2200

Los Angeles, California 90071

Fax: + 1-213-612-2501

Email: jhartigan@morganlewis.com

marked for the attention of: John F. Hartigan, Esq.,

to any of the Bain Holders at:

c/o Bain Capital Partners

111 Huntington Ave.

Boston, Massachusetts 02199

Fax: + 1 617-516-2219

Email: sbarnes@baincapital.com

marked for the attention of: Mr. Steve Barnes

with a copy to:

Kirkland & Ellis International LLP

Tower 42

25 Old Broad Street

London EC2N 1HQ

United Kingdom

Fax: + 44 20-7816-8800

Email: jlearner@kirkland.com

marked for the attention of: James L. Learner,

to Peder Smedvig Capital AS at:

c/o Smedvig Capital

20 St. James’s Street

London SW1A 1ES

United Kingdom

Fax: + 44 20-7451-2101

Email: ac@smedvigcapital.com

marked for the attention of: Mr. Alistair Cairns,

to MidOcean Capital Investors, LP at:

320 Park Avenue, 17th Floor

New York, New York 10022

Fax: +1 212-497-1373

Email: nmcgrane@midoceanpartners.com

marked for the attention of: Nicky McGrane

to the Purchaser at:

Buhrmann N,V.

Hoogoorddreef 62

1101 BE  Amsterdam Zuid-Oost

Fax: + 31 20-651-1104

Email: heidi.van.der.kooij@buhrmann.com

marked for the attention of: The General Counsel and Company Secretary,

with a copy to:

Allen & Overy LLP

Apollolaan 15

1077 AB  Amsterdam, the Netherlands

Fax: +31.20 674 1835

Email: maarten.muller@allenovery.com

marked for the attention of: Maarten H. Muller, Esq.,

or at such other address or fax number as the Apollo Holder mentioned above, the Bain Holder mentioned above, Peder Smedvig or MidOcean may notify to the other parties under this Clause, provided that a notice to any of the Apollo Holders shall be deemed to be a notice to all of them or any of them individually, and that a notice to any of the Bain Holders shall be deemed to be a notice to all of them or any of them individually.

11.2                           Any notice or other communication shall be deemed to have been given:

(i)                                     if delivered in person, at the time of delivery; or

(ii)                                  if sent by overnight courier at 10.00 a.m. (local time at the place of destination) on the fifth Business Day after it was put into the post by overnight courier; or

(iii)                               if sent by fax or by email followed by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the place of destination) on any Business Day and in any other case on the Business Day following the date of transmission).

11.3                           In proving the giving of a notice or other communication it shall be sufficient to prove that delivery in person was made or that the envelope containing the communication was properly addressed and tendered to the overnight carrier, or that the fax was properly addressed and transmitted, as the case may be.

12.                               FURTHER ASSURANCES

12.1                           On or after Completion each Seller and Purchaser shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Purchaser or the Sellers, respectively, may from time to time reasonably require in order to vest any of the Shares in the Purchaser, to provide the Sellers with the benefits of their respective Call Options or as otherwise may be necessary to give full effect to this Agreement.

12.2                           The Purchaser shall, at its own cost and expense, procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under its constitution or any agreement or obligation affecting it to give effect to this Agreement.

13.                               ASSIGNMENTS

13.1                           Except as provided in Clause 5.5, no party may assign any of its rights or transfer any of the obligations under this Agreement without the prior written consent of the other party(ies).

14.                               PAYMENTS

14.1                           Unless otherwise expressly stated all payments to be made under this Agreement to any of the Sellers shall be made in U.S. dollars to such Seller pursuant to wire transfer instructions to be provided by such Seller to the Notary at least 2 Business Days before payment is to be made. Where payment is required to be transferred into the Notary’s third party account, payment shall be made in U.S. dollars as follows:

to the third party bank account of the Notary at:

Bank:	ABN AMRO Bank

BIC code:	ABNANL2R
account name:	Allen & Overy Notarissen
account number:	555.886.999
with reference to:	41936-00177

15.                               GENERAL

15.1                           Save as otherwise provided in this Agreement, or as otherwise specifically agreed in writing by the parties after the date of this Agreement, each party will pay the costs and expenses (including Taxation) incurred by it in connection with the entering into, and completion of, this Agreement, including without limitation in respect of their obligations in satisfying the Conditions and the other requirements for transferring the Shares. Notwithstanding the foregoing, each of the Sellers agrees that such Seller shall pay its pro rata portion, in proportion to the portion of the Cash Purchase Price received by such Seller, of the aggregate costs for advisers incurred by the Sellers in connection with the negotiation, execution and closing of the transactions contemplated in this Agreement.

15.2                           The fees and costs of the Notary will be paid by the Purchaser.

15.3                           This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

15.4                           The rights of each party under this Agreement:

(i)                                     may be exercised as often as necessary; and

(ii)                                  are cumulative and not exclusive of rights and remedies provided by law.

15.5                           Any waiver of any right by any party to this Agreement shall be in writing, shall be signed by such party, and shall specifically refer to this Agreement. No waiver of any breach of this Agreement or any provision contained herein shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

16.                               WHOLE AGREEMENT

16.1                           This Agreement contains the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersedes all previous agreements, whether oral or in writing, between the parties relating to these transactions.

17.                               NO RESCISSION, NO ANNULMENT

17.1                           The Sellers and the Purchaser waive the right to rescind (ontbinden) or to annul (vernietigen) this Agreement or to demand rescission (ontbinding) or annulment (vernietiging) hereof, other than specifically provided for in this Agreement.

18.                               SEVERAL LIABILITY

18.1                           Any and all responsibility, obligation, or liability of the Sellers or any of the Sellers under this Agreement shall be several with respect to each Seller or such Seller, and none of the responsibilities, obligations or liabilities of any Seller shall be interpreted to be joint with any other Seller.

19.                               GOVERNING LAW

19.1                           This Agreement is governed by and shall be construed in accordance with the laws of the Netherlands. For the avoidance of doubt, this Clause 19.1 in and of itself shall not preclude the application of the securities laws of the United States.

20.                               ARBITRATION

20.1                           All disputes arising out of or in connection with this Agreement (including questions in respect of the authority of the arbitrators) will be finally settled by arbitration in accordance with the rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitral tribunal will be composed of three arbitrators appointed in accordance with those rules. The place of the arbitration will be Amsterdam, the Netherlands. The language of the arbitration will be English. The arbitrators will decide according to the rules of law.

21.                               DATE

21.1                           This Agreement has been signed by the parties (or their duly authorised representatives) as of the date stated at the beginning of this Agreement.

SIGNED AND AGREED:

For and on behalf of BUHRMANN N.V.

By:

For and on behalf of APOLLO INVESTMENT FUND IV, L.P.

APOLLO ADVISORS IV, L.P.
Its General Partner

By:	APOLLO CAPITAL MANAGEMENT IV, INC.
Its General Partner

By:	Larry Berg
Title:	Vice President

For and on behalf of APOLLO OVERSEAS PARTNERS IV, L.P.

APOLLO ADVISORS IV, L.P.
Its General Partner

By:	APOLLO CAPITAL MANAGEMENT IV, INC.
Its General Partner

By:	Larry Berg
Title:	Vice President

For and on behalf of AP OFFICE LLC

APOLLO MANAGEMENT IV, L.P.
Its Manager

By:	AIF IV MANAGEMENT, INC.
Its General Partner

By:	Larry Berg
Title:	Vice President

For and on behalf of BAIN CAPITAL FUND VI, L.P.

Bain Capital Partners VI, L.P.
Its General Partner

By:	Bain Capital Investors, LLC
Its General Partner

By:	Steve Barnes
Title:	Managing Director

For and on behalf of BCIP ASSOCIATES II

Bain Capital Investors, LLC
Its Managing Partner

By:	Steve Barnes
Title:	Managing Director

For and on behalf of BCIP ASSOCIATES II-C

Bain Capital, Investors, LLC
Its Managing Partner

By:	Steve Barnes
Title:	Managing Director

For and on behalf of BCIP TRUST ASSOCIATES II

Bain Capital, Investors, LLC
Its Managing Partner

By:	Steve Barnes
Title:	Managing Director

For and on behalf of BCIP TRUST ASSOCIATES II-B

Bain Capital Investors, LLC
Its Managing Partner

By:	Steve Barnes
Title:	Managing Director

For and on behalf of BAIN CAPITAL VI CO-INVESTMENT FUND, LP

Bain Capital Partners VI, L.P.
Its General Partner

By: Bain Capital Investors, LLC.
Its General Partner

By:	Steve Barnes
Title:	Managing Director

For and on behalf of BCIP ASSOCIATES II-B

Bain Capital Investors, LLC
Its Managing Partner

By:	Steve Barnes
Title:	Managing Director

For and on behalf of PEP INVESTMENTS PTY. LIMITED

Bain Capital Investors, LLC
Its Attorney-in-fact

By:	Steve Barnes
Title:	Managing Director

For and on behalf of PEDER SMEDVIG CAPITAL AS

By:	Odd Torland
Title:	Managing Director

For and on behalf of MIDOCEAN CAPITAL INVESTORS, LP

MidOcean Capital Partners, L.P.
Its General Partner
By: Existing Fund GP, Ltd
Its General Partner

By:.
Title:

SCHEDULE 1

THE SHAREHOLDINGS

(A)	(B)	(C)	(D)
Name of Seller	Number of preference shares C	Amount of Cash Purchase Price (U.S. $)	Number of Option Shares
Apollo Investment Fund IV, L.P.	25.403	$302,777,116	21,252,624
Apollo Overseas Partners IV, L.P.	1.412	$16,829,559	1,181,306
AP Office LLC	1.244	$14,827,175	1,040,754
Bain Capital Fund VI, LP	7.084	$84,433,850	5,926,607
Bain Capital VI CoInvestment Fund, LP	4.937	$58,843,862	4,130,386
BCIP Associates II	649	$7,735,399	542,966
BCIP Associates II-B	94	$1,120,381	78,642
BCIP Associates II-C	277	$3,301,550	231,743
BCIP Trust Associates II	187	$2,228,844	156,448
BCIP Trust Associates II-B	78	$929,678	65,256
PEP Investments Pty Limited	23	$274,136	19,242
Peder Smedvig Capital AS	372	$4,433,849	311,222
MidOcean Capital Investors, LP	1.868	$22,264,601	1,562,804
Totals:	43.628 preference shares C	U.S. $520,000,000 (plus accrued interest, if any)	36,500,000 Option Shares

SCHEDULE 2

INTEREST

If Completion is on or before 1 April 2005, interest is nil. If Completion is on or after 2 April 2005, interest shall accrue on the amount of the Cash Purchase Price to be paid to each Seller at the rate of 6% per annum for each day after 1 April 2005.

SCHEDULE 3

PURCHASER’S WARRANTIES

1.                                      The Purchaser is a corporation that is duly organised and validly existing under the laws of the Netherlands, with the requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorise the execution and performance thereof, subject to the Conditions to be fulfilled.

2.                                      This Agreement constitutes, or to the extent executed subsequent to the date hereof will constitute, following the execution and delivery thereof, the valid and legally binding obligations of the Purchaser, enforceable against it in accordance with the respective terms, subject to enforcement of remedies to applicable bankruptcy, insolvency, reorganisation and other laws affecting generally the enforcement of the rights of creditors and subject to the discretionary authority of a court of competent jurisdiction with respect to the granting of a decree ordering specific performance or other equitable remedies.

3.                                      The execution, delivery and performance by the Purchaser of this Agreement shall not violate the provisions of the law applicable to the Purchaser and its articles of association (each as amended from time to time) or any resolution of its supervisory board or management board or other corporate governing body or of its shareholders.

4.                                      The Purchaser is not precluded by the terms of any contract, agreement or other instrument from entering into this Agreement or consummating the transactions contemplated herein.

5.                                      No material consents, approvals, orders or authorisations of, or registrations, or declarations of filing with, any person are required in connection with the execution and delivery and consummation of this Agreement except for the Conditions to be fulfilled.

SCHEDULE 4

SELLERS’ WARRANTIES

1.                                      Each of the Apollo Holders is a limited partnership or limited liability company duly organised and existing in good standing under the laws of the jurisdiction of its formation, with the requisite power and authority to enter into and perform its obligations under this Agreement. Each Apollo Holder has taken all necessary limited partnership or limited liability company action, as applicable, to authorise the execution and performance of this Agreement.

2.                                      Each of the Bain Holders other than PEP Investments Pty Limited is a limited partnership or partnership duly organised and existing in good standing under the laws of the jurisdiction of its formation, with the requisite power and authority to enter into and perform its obligations under this Agreement. Each Bain Holder other than PEP Investments Pty Limited has taken all necessary limited partnership or partnership action, as applicable, to authorise the execution and performance of this Agreement.

3.                                      PEP Investments Pty Limited and Peder Smedvig Capital AS are corporations duly organised and validly existing under the laws of the jurisdiction of their incorporation, with the requisite power and authority to enter into and perform their obligations under this Agreement, and have taken all necessary corporate action to authorise the execution and performance thereof.

4.                                      MidOcean Capital Investors, LP is a limited partnership duly organised and existing in good standing under the laws of the jurisdiction of its formation, with the requisite power and authority to enter into and perform its obligations under this Agreement. MidOcean Capital Investors, LP has taken all necessary limited partnership to authorise the execution and performance of this Agreement.

5.                                      This Agreement constitutes or to the extent executed subsequent to the date hereof will constitute, following execution and delivery thereof, the valid and legally binding obligations of such Seller, enforceable against it in accordance with the respective terms, subject to enforcement of remedies to applicable bankruptcy, insolvency, reorganisation and other laws affecting generally the enforcement of the rights of creditors and subject to the discretionary authority of a court of competent jurisdiction with respect to the granting of a decree ordering specific performance or other equitable remedies.

6.                                      The execution, delivery and performance by such Seller of this Agreement shall not violate the provisions of applicable law in the respective jurisdiction of such Seller’s formation or incorporation, the certificate of formation or articles of association of such Seller (as amended from time to time), if any, as applicable, or any resolution of its governing body or of its members, partners or shareholders.

7.                                      Such Seller is not precluded by the terms of any contract, agreement or other instrument from entering into this Agreement, or consummating the transactions contemplated herein.

8.                                      No material consents, approvals, orders or authorisations of, or registrations, notifications or declarations of filing with, any person are required in connection with the execution, delivery and consummation by such Seller of this Agreement, except for the Conditions to be fulfilled.

9.                                      At Completion, each of the Sellers shall own such Seller’s Shares free and clear of any Encumbrance on or over or affecting any of the Shares held by such Seller and, other than this Agreement, there is no agreement or commitment to give or create any of the foregoing.

10.                               Such Seller is the record owner of the Shares listed opposite to its name in Schedule 1 “The Shareholdings” and such Seller has the right to sell and on Completion will have the right to transfer legal and economic ownership of such Shares to the Purchaser on the terms set out in this Agreement.

SCHEDULE 5

SHAREHOLDERS’ MEETING ITEMS

1.                                      The authorisation of the management board for the ordinary shares of the Securities Issue;

2.                                      The authorisation of the management board for the purchase of the Shares by the Purchaser;

3.                                      The authorisation of the management board for the issue of Option Shares in the event that the Call Options granted to the Sellers will be exercised, as set forth in the form of resolution attached hereto, which Call Options cannot be exercised for more than an aggregate of 36,500,000 Option Shares, as adjusted pursuant to the Schedule 8 “Call Option Terms and Conditions”;

4.                                      Subject to Completion having occurred, the amendment of the articles of association of the Purchaser substantially in the form of the draft deed attached hereto as Schedule 11 “Draft Articles of Association”.

SCHEDULE 6

AGENDA

Translation of draft (7) dated 22 February 2005

AGENDA FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF BUHRMANN NV, TO BE HELD ON FRIDAY 11 MARCH 2005 AT 9.30 AM AT THE OKURA HOTEL, FERDINAND BOLSTRAAT 333 IN AMSTERDAM

1                                         Opening

2                                         Proposal to authorise the acquisition by the Company of preference shares C in its own           capital (see explanation)

3                                         Proposal to amend the articles of association (see explanation)

4                                         Proposal for the authorisation of the Executive Board as the authorised body to:

A                                       issue shares and to grant rights to take up shares

B                                       exclude the pre-emptive rights accruing to shareholders

(see explanation)

5                                         Proposal to use the English language for drawing up the financial statements, the annual                                                 report and other information (see explanation)

6                                         Any other business

7                                         Close

EXPLANATION

Introduction

This explanation to the agenda (the “Explanation”) sets out the background to the proposals included in the agenda (the “Proposals”) and is intended to assist the shareholders of Buhrmann NV (the “Company”) in making an informed decision when asked to vote on the Proposals at the extraordinary general meeting of shareholders, to be held on Friday 11 March 2005 at 9:30 am.

General Background

On 23 February 2005, the Company announced that it had entered into an agreement, pursuant to which it intends to repurchase all outstanding preference shares C in its own capital (the “Repurchase”). The purchase price for the Repurchase consists of (i) a cash payment in the amount of US$ 520,000,000 and (ii) the granting of rights to take up 36,500,000 ordinary shares at an exercise price of EUR 10 per share, to be adjusted under customary anti-dilution provisions (the “Call Options”). The Call Options can only be exercised (i) if the Company announces before 30 December 2005 that it expects to agree or has agreed with a third party that a public bid shall be made on all outstanding shares in the capital of the Company; and (ii) subject to the completion of a public bid in relation to all outstanding shares in the capital of the Company on or before 30 December 2006.

The Repurchase is conditional on, inter alia, the raising by the Company of the funds required to satisfy the agreed purchase price of US$ 520,000,000. On the same date, the Company announced its intention to fund the Repurchase with a combination of:

(a)                                  the proceeds of an underwritten rights offering of new ordinary shares (the “Offering”);

(b)                                 the proceeds of an issue of certain debt securities (the “Debt Securities”); and

(c)                                  cash at hand.

The preference shares C were issued to, amongst others, the Apollo Investment IV, LLP and Bain Capital, LLC investment groups in October 1999 in the context of the financing of the Company’s acquisition of Corporate Express. The preference shares C have specific rights attached to them. For example, the holders of preference shares C have a conditional right to nominate two members of the Supervisory Board and in certain circumstances have consent rights in relation to material transactions of the Company. The Company intends to, after completion of the Repurchase, simplify its capital structure by converting all preference shares C into ordinary shares (the “Conversion”) and deleting all references to preference shares C from its articles of association. The Company also intends to make certain other amendments to its articles of association, which are explained in more detail in paragraph 3 of this Explanation.

Background to the Proposals

A repurchase of shares, such as the Repurchase, may only be effected by the Executive Board if the Executive Board has been so authorised by the general meeting of shareholders. Under agenda item 2, it is therefore proposed that the general meeting of shareholders authorises the Executive Board to effect the Repurchase. For more information, see paragraph 2 of this Explanation.

In order to effect the Conversion and to delete all references to preference shares C in the articles of association, an amendment of the articles of association is required, to be resolved by the general meeting of shareholders, as proposed under agenda item 3. For more information, see paragraph 3 of this Explanation.

It will be proposed to the general meeting of shareholders to authorise the Executive Board to issue the full number of shares and grant the full number of rights to take up shares proposed for the purposes of the Offering. For more information on agenda item 4.A, see paragraph 4 of this Explanation.

In certain countries, selling restrictions on the offering of shares and rights to take up shares apply. This requires the Company to exclude the pre-emptive rights (voorkeursrechten) accruing to shareholders pursuant to article 11 of the Company’s articles of association and section 2:96a of the Dutch Civil Code in the context of the Offering and it will therefore be proposed to the general meeting of shareholders to authorise the Executive Board to do so. For more information on agenda item 4.B, see paragraph 4 of this Explanation.

In relation to the Offering, and subject to the Proposals being adopted, a prospectus will be prepared and made available in accordance with the listing rules of Euronext Amsterdam N.V. For the avoidance of doubt: this Explanation does not constitute a prospectus for the Offering or any (other) form of supporting, marketing or selling document in connection therewith and does not constitute an offer nor an invitation to subscribe for or purchase any subscription rights or shares of the Company.

2                                         Proposal to authorise the acquisition by the Company of preference shares C in its own capital

It is proposed to authorise the Executive Board to, subject to the approval of the Supervisory Board and within the limits prescribed by law and the articles of association, for valuable consideration (by means of a private sale) acquire all 43,628 currently outstanding preference shares C in the capital of the Company for a total purchase price consisting of (i) a cash amount of US$ 520,000,000 and (ii) granting of the Call Options.

The Repurchase shall only be effectuated on the conditions that:

(a)                                  the general meeting of shareholders authorises the Executive Board in conformity with the proposals under agenda item 4 as the body authorised to resolve to issue shares and to grant rights to take up shares, and to exclude the pre-emptive rights accruing to shareholders; and

(b)                                 the intended Offering and issue of Debt Securities succeed, such that the Company has sufficient financial means available to pay the cash amount of the purchase price due in order to acquire the preference shares C.

The authorisation to acquire preference shares C referred to above leaves unaffected the authorisation granted by the general meeting of shareholders on 29 April 2004 to, within the limits prescribed by law and the articles of association, acquire at the stock exchange or otherwise, for valuable consideration, (depositary receipts for) shares in the capital of the Company at a price between the amount of 1 euro cent and the amount that equals 110% of the market price of these (depositary receipts for) shares on the official segment of the stock exchange of Euronext Amsterdam N.V., the market price being the average of the highest price per (depositary receipt for a) share on each of five days of trading prior to the date of acquisition as shown in the Official Price List of Euronext Amsterdam N.V.

3                                         Proposal to amend the articles of association

It is proposed to amend the articles of association in order to convert the preference shares C – after the Repurchase – into ordinary shares and to delete all references to preference shares C. At this occasion the authorised capital shall be increased to EUR 1,080,000,000, divided into 395,000,000 ordinary shares, 55,000,000 preference shares A and 450,000,000 preference shares B of EUR 1.20 each. Finally, it is – among other things – proposed to update the objects clause of the Company, to include a provision on the indemnity of members of the Executive Board and of the Supervisory Board, and to make certain technical amendments thereto.

The amendment of the articles of association shall only be effected once the Repurchase has been completed.

The proposal also entails the granting of authority to the Company Secretary, as well as to each (deputy) civil law notary and notarial assistant employed at the offices of Allen & Overy LLP in Amsterdam, to apply for the required ministerial declaration of no objection to the draft deed of amendment of the articles of association and to have the deed of amendment of the articles of association executed.

The copy of the proposal to amend the articles of association, containing the full text of the proposed amendments, with the explanation thereto, is available for perusal at the Company’s offices and is available there for shareholders and holders of depositary receipts free of charge.  The aforementioned copy of the proposal to amend the articles of association and the explanation thereto can also be found on the website of the Company (www.buhrmann.com).

4                                         Proposal for the authorisation of the Executive Board as the authorised body to:

A                                       issue shares and to grant rights to take up shares

B                                       exclude the pre-emptive rights accruing to shareholders

A                                      It is proposed to resolve to authorise the Executive Board to - subject to the approval of the Supervisory Board - resolve to:

(a)                                   issue up to a maximum of 42,998,485 ordinary shares against an issue price of at least EUR 5.82 per share; and

(b)                                  grant rights to take up 36,500,000 ordinary shares at an exercise price of EUR 10 per share, to be adjusted under customary anti-dilution provisions (the Call Options).

The Call Options are granted as part of the purchase price in respect of the Repurchase. It has been agreed in relation the Repurchase that if the Call Options are exercised, such exercise shall take place in a cashless manner. Upon exercise of the Call Options, the Company may determine - also subject to what may be agreed with the bidder under the public bid for all outstanding shares in the capital of the Company - whether the difference between the bid price under the public bid and the exercise price of the Call Options will be paid:

•                                          by the bidder in cash or in shares in the capital of the bidder (or a combination thereof); or

•                                          by the Company in cash or in shares in the capital of the Company.

The Executive Board is charged with determining the further details and allocation of the issue of shares referred to under (a) and the granting of rights to take up shares as referred to under (b), the latter to be adjusted under customary anti-dilution provisions.

B                                        It is proposed to resolve to authorise the Executive Board to - subject to the approval of the Supervisory Board - resolve to exclude the pre-emptive rights (voorkeursrechten) accruing to shareholders pursuant to article 11 of the Company’s articles of association and section 2:96a of the Dutch Civil Code, in respect of the issuance of ordinary shares and the granting of rights to take up ordinary shares pursuant to agenda item 4.A.

The authorisations referred to above leave unaffected the granting by the general meeting of shareholders on 29 April 2004 to the Executive Board of the authority to, subject to the approval of the Supervisory Board, for a period of 18 months after the date of that meeting:

A.                                   1.                                       resolve to issue shares and to grant rights to take up shares up to a maximum of 10% of the issued share capital at the time of that resolution, on the understanding that in case a decision to issue to issue shares and to grant rights to take up shares is related to a merger or acquisition this percentage is extended to 20%;

2.                                       resolve to issue preference shares B and to grant rights to take up these shares up to a maximum of 100 % of the issued share capital at the time of that resolution, and furthermore on such conditions as will be determined in respect of each issue by the Executive Board with the approval of the Supervisory Board;

B.                                     resolve to restrict or exclude the pre-emptive rights (voorkeursrechten) accruing to shareholders pursuant to article 11 of the Company’s articles of association and section 2:96a of the Dutch Civil Code, in respect of an issuance of ordinary shares and a granting of rights to take up ordinary shares pursuant to a resolution of the Executive Board, subject to approval of the Supervisory Board.

5                                         Proposal to use the English language for drawing up the financial statements, the annual report and other information

It is proposed to, as from the financial year 2005, use the English language for drawing up the financial statements, the annual report, the auditor’s statement and the other information as referred to in section 2:392 of the Dutch Civil Code. The use of the English language has always been obligatory for Form 20-F. The Company is an internationally active business. The members of the Executive Board and the Supervisory Board are of different nationalities and use the English language as common business language. The English language is also used as the language when communicating with investors and analysts. The use of the English language for the financial statements, the annual report, the auditor’s statement, the other information as referred to in section 2:392 of the Dutch Civil Code and Form 20-F prevents uncertainty with regard to the translation and interpretation of these documents.

SCHEDULE 7

DEED OF TRANSFER

Draft dated 1 March 2005

[This is a format for the notarial deeds of transfer of preference shares C in the capital of Buhrmann N.V., by each of the Apollo Holders, the Bain Holders, Peder Smedvig and MidOcean, to Buhrmann N.V.]

DEED OF TRANSFER OF OWN SHARES

(Buhrmann N.V.)

This • day of • two thousand and five, there appeared before me, Gerbrand Willem Christiaan Visser, civil law notary in Amsterdam:

1.                                       •,

in this respect acting as attorney-in-fact of:

[•], a • [state type of company], organised under the laws of [•], with its registered office at [•] [please provide] (the “Shareholder”); and

2.                                       •,

in this respect acting as attorney-in-fact of:

Buhrmann N.V., a public limited liability company organised under the laws of the Netherlands (naamloze vennootschap), with its registered seat in Maastricht, the Netherlands, its office address at Hoogoorddreef 62, 1101 BE Amsterdam Zuid-Oost, the Netherlands and registered in the Commercial Register under number 33250021 (the “Company”).

The aforementioned proxies appear from [•two] written powers of attorney attached to this deed (Annexes).

The persons appearing declared the following:

RECITALS:

(A)                    On the twenty-second day of February two thousand and five the Shareholder - amongst other shareholders of the Company - and the Company have entered into an agreement (the ‘‘Share Sale and Purchase Agreement’’) regarding the sale and transfer of an aggregate of forty-three thousand six hundred and twenty-eight (43,628) fully paid up preference shares C in the capital of the Company (the ‘‘Preference C Shares’’), with a nominal value of one euro and twenty eurocents (EUR 1.20) each, including [•] Preference C Shares owned of record by the Shareholder, numbered [•] through [•] (the ‘‘Shares’’). A copy of the Share Sale and Purchase Agreement (without annexes) is attached to this deed (Annex).

(B)                      In complying with the transfer obligation arising pursuant to the Share Sale and Purchase Agreement, the Shareholder and the Company shall hereby effect the transfer of the Shares by the Shareholder to the Company on the terms set out below.

NOW THEREFORE, THE SHAREHOLDER AND THE COMPANY HAVE AGREED AS FOLLOWS:

Article 1. Transfer.

The Shareholder hereby transfers the Shares to the Company and the Company hereby accepts the same from the Shareholder, all on the terms set out in the Share

Sale and Purchase Agreement and this deed.

Article 2. Consideration.

The consideration for the Shares is set out in clauses 2.3 and 2.4 of the Share Sale and Purchase Agreement and shall be settled between the Company and the

Shareholder as set out in these clauses.

Article 3. Warranties of the Shareholder.

The Shareholder provided the Company with the warranties as set out in clause 7 and schedule 4 of the Share Sale and Purchase Agreement.

Article 4. Warranties of the Company.

4.1                       The Company provided the Shareholder with the warranties as set out in clause 6 and schedule 3 of the Share Sale and Purchase Agreement.

4.2                       In addition, the Company warrants to the Shareholder that, on this day, the following is correct:

(a)                        The Company’s equity according to the last adopted balance sheet, less the aggregate of the purchase price for the Preference C Shares, the acquisition price for any other shares in the capital of the Company and distributions of profits or at the expense of reserves to others which have become due from the Company and its subsidiaries after the thirty-first day of December two thousand and three at least equals the aggregate of the paid and called up part of the Company’s capital and the reserves which must be maintained pursuant to the law or the articles of association of the Company.

(b)                       The aggregate nominal value of the Preference C Shares and of shares or depositary receipts already held by (or pledged to) the Company and its subsidiaries, does not exceed one-tenth of the Company’s issued capital.

(c)                        The articles of association of the Company permit the transfer of the Shares.

(d)                       The acquisition of the Shares has been authorised by the general meeting of shareholders of the Company on the [•eleventh day of March two thousand and five].

(e)                        The annual accounts over the financial year of the Company ending on the thirty-first day of December two thousand and three have been adopted by the general meeting of shareholders of the Company on the twenty-ninth day of April two thousand and four.

(f)                          According to the draft annual accounts over the financial year of the Company ending on the thirty-first day of December two thousand and four, the distributable equity of the Company is sufficient for the Company to be able to pay the consideration for the Preference C Shares.

Article 5. Rescission (ontbinding).

The Shareholder and the Company waive the right to rescind (ontbinden) the agreement laid down in this deed or to demand rescission (ontbinding) thereof.

Article 6. Civil Law Notary.

The civil law notary who executes this deed is a civil law notary holding office with Allen & Overy LLP, the Company’s legal adviser. The Shareholder and the Company hereby acknowledge that they have been informed of the existence of the Ordinance Containing Rules of Professional Conduct and Ethics (Verordening beroeps- en gedragsregels) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie) and explicitly agree and acknowledge (i) that Allen & Overy LLP may advise and act on behalf of the Company with respect to this deed, and any agreements or any disputes related to or resulting from this deed, and (ii) that the civil law notary holding office with Allen & Overy LLP executes this deed.

Finally, the Company has declared:

The Company shall record the transfer of the Shares effected by this deed in its relevant register of shareholders.

Close.

The persons appearing are known to me, civil law notary.

This deed was executed in Amsterdam on the date first above written. Before reading out, a concise summary and an explanation of the contents of this deed were given to the persons appearing. The persons appearing then declared that they had taken note of and agreed to the contents of this deed and did not want the complete deed to be read to them. Thereupon, after limited reading, this deed was signed by the persons appearing and by me, civil law notary.

SCHEDULE 8

CALL OPTION TERMS AND CONDITIONS

1.                                      EXERCISE PRICE

EUR 10 per Option Share, subject to adjustment as set forth below (as adjusted, the “Exercise Price”).

2.                                      EXERCISE

A Call Option may be exercised in accordance with Clause 5 of the Agreement, by a Seller submitting a Call Option Exercise Notice that elects to exercise such Seller’s Call Option, in which case the Purchaser may in its sole discretion determine whether:

(i)                                     Such Call Option shall be surrendered in exchange for a payment from the Bidder in cash or in shares in accordance with the Bid and in such proportions as the Bid provides for. The amount of such payment to be made to a Seller electing to surrender the Call Option shall be equal to (i) the number of Option Shares subject to such Seller’s Call Option, multiplied by (ii) the Bid Price minus the Exercise Price; or

(ii)                                  Such Call Option shall be exercised in a cashless way whereby the Seller would receive - at the option of the Purchaser in its sole discretion - either (a) an amount equal to the amount calculated in accordance with subclause (i); or (b) that number of ordinary shares equal to the product of (I) (A) the sum of (1) the Bid Price, minus (2) the Exercise Price, divided by (B) the Bid Price, multiplied by (II) the number of Option Shares subject to such Call Option provided that in order for the Purchaser to elect subclause 2(i) of this Schedule 8 “Call Option Terms and Conditions” the Bidder shall have agreed to accept the surrender of the Call Options and to make the payments as provided in subclause 2(i). If the Purchaser elects to issue ordinary shares to a Seller upon exercise by such Seller of its Call Option as set out in subclause 2(ii) above, the Purchaser shall be obliged to issue such Seller’s Option Shares and the Seller shall be obliged to tender its Option Shares under the successful Bid.

3.                                      ANTI-DILUTION PROVISIONS

The Exercise Price and the total number of Option Shares shall be adjusted as set out in this subclause 3.

3.1 Exercise Price

The Exercise Price will not be adjusted as result of or connection with (a) the conversion of the guaranteed subordinated convertible bonds of 16 December 2003, due 2010, (b) the Securities Issue, (c) the payment of any cash dividend declared in the ordinary course, (d) the distribution of any stock dividend declared in the ordinary course in lieu of or in connection with a cash dividend and not in connection with a stock split, or (e) any issue of shares in connection with the employee stock option programme of the Purchaser.  Other than as a result of the occurrence of any of (a) to (e) in the preceding sentence, the Exercise Price will be adjusted as follows under the following circumstances:

(i) Stock Split or Consolidation

If there shall have occurred a subdivision or consolidation of the Ordinary Shares into a greater or lesser number of Ordinary Shares, the Exercise Price will be adjusted as of the date on which such event occurred by multiplying the Exercise Price then in effect by Formula 1 below.

(ii) Cash Dividend

If a Cash Dividend (including the delivery of Ordinary Shares in lieu of payment of Cash Dividends) is paid on the Ordinary Shares other than in the ordinary course, the Exercise Price will be adjusted as of the ex-dividend date of such Cash Dividend by multiplying the Exercise Price then in effect by Formula 2 below.

(iii) Free Distribution or Dividend of Ordinary Shares

If the Purchaser makes or causes to be made a free distribution or dividend of Ordinary Shares to existing holders of Ordinary Shares other than in the ordinary course (including but not limited to a distribution of Ordinary Shares charged against reserves), the Exercise Price will be adjusted as of the ex-dividend date of such free distribution or dividend by multiplying the Exercise Price then in effect by Formula 1 below.

(iv) Granting of Rights or Warrants for Ordinary Shares at a Discount

If the Purchaser grants or causes to be granted a right, warrant or other security to existing holders of Ordinary Shares giving them the right to purchase or subscribe for additional Ordinary Shares, the Exercise Price will be adjusted as of the ex-dividend date of such grant by multiplying the Exercise Price then in effect by Formula 5 below.

(v) Sale of Ordinary Shares at a Substantial Discount to the Bid Price

If the Purchaser sells Ordinary Shares, or causes Ordinary Shares to be sold, for a sale price that is less than 95 per cent. of the Bid Price, the Exercise Price will be adjusted following such sale by multiplying the Exercise Price then in effect by Formula 3 below.

(vi) Distribution of an Equity-Linked Security

If the Purchaser makes or causes to be made a free distribution or dividend of securities that are convertible, exchangeable or otherwise exercisable into the Ordinary Shares to existing holders of Ordinary Shares, the Exercise Price will be adjusted as of the ex-dividend date of such free distribution or dividend by multiplying the Exercise Price then in effect by Formula 2 below.

(vii) Granting of Rights or Warrants for an Equity-Linked Security

If the Purchaser grants or causes to be granted a right, warrant or other security to existing holders of Ordinary Shares giving them the right to purchase or subscribe for securities that are convertible, exchangeable or otherwise exercisable into the Ordinary Shares, the Exercise Price will be adjusted as of the ex-date of such grant by multiplying the Exercise Price then in effect by Formula 2 below.

(viii) Issuance of Equity-Linked Securities at a Substantial Discount to the Bid Price

If the Purchaser issues and sells, or causes to be issued and sold, securities that are convertible, exchangeable or otherwise exercisable into Ordinary Shares and the sale price per equity-linked security together with any other consideration received or receivable by the Purchaser, in respect of such equity-linked security is less than 95 per cent. of the Bid Price, the Exercise Price will be adjusted following the sale of such equity-linked security by multiplying the Exercise Price then in effect by Formula 3 below.

(ix) Free Distribution or Dividend of or Granting of Rights or Warrants for Other Property

If the Purchaser makes or causes to be made a free distribution or dividend of, or grants a right, warrant or other security giving the right to purchase at less than fair market value, any other property (not covered by (i) to (viii) above) to existing holders of Ordinary Shares, the Exercise Price will be adjusted as of the ex-date of such free distribution, dividend or grant by multiplying the Exercise Price then in effect by Formula 2 below.

(x) Self-tender Offers

The Purchaser or any of its subsidiaries commences a tender or exchange offer for Ordinary Shares and the fair market value of the cash and other consideration offered per Ordinary Share (as determined by the Calculation Agent in good faith in consultation with two investment banks of international repute) exceeds the Bid Price, the Exercise Price will be adjusted retroactively with effect from the open of business on the Business Day immediately following the Expiration Time (as defined below) by multiplying the Exercise Price then in effect by the fraction (which shall not be greater than one) expressed by Formula 4 below.

The formulae to be applied as appropriate in respect of (i) to (x) above to adjust the Exercise Price are as follows:

Formula 1:

X / Y

where:

X = the number of Ordinary Shares outstanding immediately prior to the occurrence of such event.

Y = the number of Ordinary Shares outstanding immediately after the occurrence of such event.

Formula 2:

B / ( B + d )

where:

B = the Bid Price (as defined in clause 5.2, including the provisions in the final sentence thereof ) .

d = the fair market value of the Cash Dividend, distribution, rights, warrants or securities or other property the subject of the relevant grant, as the case may be.

Formula 3:

[X + (Z * c/K)] / [X + Z]

where:

X = the number of Ordinary Shares outstanding immediately prior to the occurrence of such event.

Z = the number of (i) Ordinary Shares to be sold or (ii) Ordinary Shares into which such other securities to be sold or issued are convertible, exchangeable or otherwise exercisable.

c = (i) the sale price per security of the Ordinary Shares to be sold or (ii) the sale price of the securities to be sold or issued that are convertible, exchangeable or otherwise exercisable into the Ordinary Shares, together with any other consideration received or receivable in respect of such securities.

B = the Bid Price (as defined in clause 5.2, including the provisions in the final sentence thereof).

K = [ B * ( Z + X ) – c*Z ] / X

Formula 4:

(N1 * B ) / [ A + (N2 * B) ]

where:

N1 = the number of Ordinary Shares outstanding at the last time (the ‘‘Expiration Time’’) tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended), inclusive of all Ordinary Shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the ‘‘Purchased Shares’’).

N2 = the number of Ordinary Shares outstanding at the Expiration Time, exclusive of any Purchased Shares.

A = the fair market value of the aggregate consideration payable to holders of Ordinary Shares based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of the Purchased Shares.

B = the Bid Price (as defined in clause 5.2, including the provisions in the final sentence thereof).

Formula 5:

(B/(B*(1+R)-R*c)

where:

B = the Bid Price (as defined in clause 5.2 including the provisions in the final sentence thereof)

R = Z/X

Z = the number of Ordinary Shares to be issued due to the exercise of the Rights or Warrants

X = the number of Ordinary Shares outstanding immediately prior to the occurrence of such event.

c = the sale price per security of the Ordinary Shares to be issued due to the exercise of the Rights or Warrants

De minimis Exception

No adjustment to the Exercise Price pursuant to the above will be made if the adjustment would result in a change in the Exercise Price of less than 1 per cent.

3.2 Option Shares

The number of ordinary shares in the capital of the Purchaser to be issued to the Sellers upon the exercise of the Call Options shall be 36,500,000 provided the Exercise Price is not adjusted (that is, remains EUR 10 per Option Share).

In the event that an adjustment is made to the Exercise Price pursuant to clause 3.1 above, the number of ordinary shares in the capital of the Purchaser to be issued to the Sellers upon the exercise of the Call Options shall be calculated as:

365,000,000 / adjusted Exercise Price (in EUR)

3.3 Definitions

“Calculation Agent” means an independent accountant as appointed on the basis of an agreement by the Apollo Holders, the Bain Holders and Purchaser or in the absence thereof, such independent accountant as appointed by the chairman of the Dutch institute of the registered accountants (NIVRA) at the request of either of the aforementioned parties.

‘‘Cash Dividend’’ means an amount of cash per share equal to the amount of any cash dividend or distribution paid or payable on a Ordinary Share (including a dividend permitting but not requiring the holder of such Ordinary Share to elect to receive such dividend in additional Ordinary Shares) prior to the deduction of any withholding tax.

‘‘Closing Price’’ means, (i) with respect to the Ordinary Shares, for any Business Day, the market price per such Ordinary Share quoted at the close of business on the Euronext Amsterdam on such day or (ii) with respect to any right, warrant or other security, for any Business Day, the market price per right, warrant or other security quoted at the close of business on the principal exchange on which such right, warrant or other security is traded on such day.

‘‘Business Day’’ means any calendar day other than a Saturday or Sunday that is (or, but for the occurrence of a market disruption event, would have been) a trading day on the Euronext Amsterdam other than a calendar day on which trading is scheduled to close prior to the regular weekday closing time.

‘‘fair market value’’ means, with respect to any property, the fair market value of that property as determined in good faith by the Calculation Agent in consultation with two investment banks of international repute selected by the Purchaser which selection is to be approved by the Apollo Holders and the Bain Holders, such approval not to be unreasonably withheld or delayed; provided, that (i) the fair market value of a Cash Dividend per Ordinary Share shall be the amount of the Cash Dividend per Ordinary Share; and (ii) where rights, warrants or other securities are publicly traded in a market of adequate liquidity (as determined in good faith by the Calculation Agent in consultation with two investment banks of international repute selected by the Purchaser which selection is to be approved by the Apollo Holders and the Bain Holders, such approval not to be unreasonably withheld or delayed), the fair market value of such rights, warrants or other securities shall equal the arithmetic mean of the daily Closing Prices of such rights, warrants or other securities during the eight Business Day period commencing on the first Business Day such rights, warrants or other securities are publicly traded, or such shorter period as such rights, warrants or other securities are publicly traded.

‘‘Exercise Price’’ has the meaning set forth in Clause 1 of Schedule 8 “Call Option Terms and Conditions” to the Agreement.

‘‘Ordinary Shares’’ means the registered common shares of the Purchaser and/or as the context may require any ordinary shares into which any other securities are exercisable or convertible.

3.4 Successive Events

The Exercise Price and the number of Option Shares subject to the Call Options shall be readjusted in the same manner described above upon the happening of any successive events or events described in this subclause 3. In the case of any adjustment or readjustment of the Exercise Price or the number of Option Shares subject to the Call Options, the Purchaser shall, at its expense, promptly compute such adjustment or readjustment in accordance with subclause 3.3 and deliver a written notice to each Seller showing in detail the facts upon which such adjustment or readjustment is based, and the Exercise Price and the number of Option Shares issuable upon exercise of such Seller’s Call Option after such adjustment or readjustment. In cases where the relevant adjustment formula is dependent upon the Bid Price (which may not be known at the time the adjustment or readjustment is required to be determined), the written notice to be delivered by the Purchaser shall include tables which show the computed adjustment or readjustment for an appropriate range of possible Bid Prices.

SCHEDULE 9

FORM OF CALL OPTION EXERCISE NOTICE

To:                              [The Purchaser]

Dear Sirs,

We refer to the Share Sale and Purchase Agreement dated 22 February, 2005 (the “Agreement”) and made between, inter alia, yourself and the undersigned and to the Call Option granted by you to the undersigned under the Agreement and to the terms defined in the Agreement.

We hereby give you notice under and pursuant to Clause 5 of the Agreement that we, subject to the Bid being declared unconditional, exercise the Call Option granted by you to us in respect of all the Option Shares set out against our name in Column D of Schedule 1 “The Shareholdings” to the Agreement by exercise in accordance with the terms of Clause 2 of Schedule 8 “Call Option Terms and Conditions” to the Agreement.

If the undersigned receives Option Shares rather than a cash payment, the undersigned hereby confirms to the extent necessary, the power of attorney that it gave to you under the Agreement to tender the Option Shares under the Bid on its behalf.

Yours faithfully,

[For and on behalf of]

[the relevant Seller]

SCHEDULE 10

FORM OF CONDITIONAL RESIGNATION

Buhrmann N.V.

Hoogoorddreef 62

Amsterdam Zuid-Oost

The Netherlands

Dear Sirs:

I refer to the Share Sale and Purchase Agreement between the Apollo Holders, the Bain Holders, Peder Smedvig Capital AS, MidOcean Capital Investors, LP and Buhrmann N.V. dated 22 February 2005 (the “Agreement”).

Subject to and effective upon Completion occurring (as defined in the Agreement), I hereby resign as a member of the supervisory board of Buhrmann N.V.

Subject to Completion occurring (as defined in the Agreement), I hereby waive any right for remuneration for my services rendered to Buhrmann N.V. as a member of the supervisory board of Buhrmann N.V. and I hereby declare that I do not have any claim of whatever nature outstanding against Buhrmann N.V., for remuneration, loss of office or whatsoever, except for any claims for indemnification by Buhrmann N.V. against claims (known or unknown) brought by any third party.

Yours Sincerely,

[Name]

Place:
Date:	____February 2005

SCHEDULE 11

DRAFT ARTICLES OF ASSOCIATION